Exhibit 99.1

FOR RELEASE, Wednesday, September 25, 2019	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com
KB HOME REPORTS 2019 THIRD QUARTER RESULTS
Revenues Total $1.16 Billion
Net Income of $68.1 Million, or $.73 Per Diluted Share
Net Orders Increase 24%; Backlog Units Up 14%

LOS ANGELES (September 25, 2019) — KB Home (NYSE: KBH) today reported results for its third quarter ended August 31, 2019.

“We are extremely pleased with the strength of our third quarter results, led by a 24% rise in net orders, with double-digit increases in each of our four regions.  Our net order growth was driven by both significant community count expansion and a higher absorption rate, a key operational metric where we have long been an industry leader,” said Jeffrey Mezger, chairman, president and chief executive officer.  “Notably, during the quarter, we achieved a community absorption pace of 4.3 net orders per month, surpassing last year’s robust performance, while at the same time increasing prices in about 90% of our communities.”

“With year-over-year growth in both revenues and gross profit margin anticipated for our fourth quarter, we are on track for a strong finish to 2019, the third year of our Returns-Focused Growth Plan.  As a result of the successful execution of this Plan, we have meaningfully increased our scale and profitability, and generated substantial operating cash flow that we have used to reinvest in our business and reduce our debt, two core components of our Plan.  We expect to continue to grow our community count in 2020, and, together with our solid pace and $2.3 billion backlog, we believe we are well positioned for an excellent start to the new year.”
Three Months Ended August 31, 2019 (comparisons on a year-over-year basis)

•	Revenues totaled $1.16 billion, compared to $1.23 billion.

•	Homes delivered increased slightly to 3,022.

•	Average selling price of $381,400 decreased 7%, mainly due to a community mix shift within the Company’s West Coast region.

•
Homebuilding operating income was $85.5 million, compared to $105.6 million. Homebuilding operating income margin was 7.4%, down 120 basis points. Excluding inventory-related charges of $5.3 million in the quarter and $8.4 million in the year-earlier quarter, this metric was 7.8%, compared to 9.3%.

◦	Housing gross profit margin improved 50 basis points to 18.5%. Excluding inventory-related charges, housing gross profit margin increased to 18.9% from 18.7%.

▪
The improvement in the housing gross profit margin primarily reflected the favorable impacts of lower amortization of previously capitalized interest and the Company’s adoption of a new accounting standard (ASC 606) in fiscal year 2019, which were largely offset by certain West Coast region communities with relatively high average selling prices and margins having closed out in previous quarters, reduced operating leverage due to lower housing revenues and higher expenses supporting community count growth, and pricing pressure on net orders in the 2019 first quarter as a result of weaker market conditions during that period.

◦
Selling, general and administrative expenses as a percentage of housing revenues were 11.1%, compared to last year’s third quarter record-low ratio of 9.4%, mainly reflecting the Company’s adoption of ASC 606, increased marketing expenses to support new community openings, and reduced operating leverage due to lower housing revenues.

◦
As a result of its adoption of ASC 606, the Company changed the classification and timing of recognition of certain model complex costs. In the quarter, these changes favorably impacted the Company’s housing gross profit margin by approximately 70 basis points and negatively impacted its selling, general and administrative expense ratio by approximately 80 basis points.

•
The Company's financial services operations generated pretax income of $6.6 million, up from $5.1 million, mainly due to an increase in income from its mortgage banking joint venture, KBHS Home Loans, LLC (KBHS).

◦	KBHS originated 72% of the residential mortgage loans the Company’s homebuyers obtained to finance their home purchase, compared to 55%.

•	Total pretax income was $91.9 million, compared to $114.7 million.

•	The Company’s income tax expense and effective tax rate were $23.8 million and approximately 26%, respectively, compared to $27.2 million and approximately 24%.

•	Net income totaled $68.1 million, or $.73 per diluted share, compared to $87.5 million, or $.87 per diluted share.
Nine Months Ended August 31, 2019 (comparisons on a year-over-year basis)

•	Total revenues were $2.99 billion, compared to $3.20 billion.

•	Homes delivered were relatively even at 7,942.

•	Average selling price decreased 7% to $373,800.

•	Homebuilding operating income was $168.9 million, compared to $223.8 million.

•	Pretax income totaled $183.2 million, compared to $239.0 million.

•
The Company’s income tax expense and effective tax rate were $37.6 million and approximately 21%, respectively. For the year-earlier period, the Company’s income tax expense of $165.5 million and effective tax rate of approximately 69% primarily reflected a non-cash charge of $111.2 million for the impact of the Tax Cuts and Jobs Act of 2017 (“TCJA”). Excluding this charge, the Company’s adjusted income tax expense and adjusted effective tax rate for the 2018 period were $54.3 million and approximately 23%, respectively.

•	Net income was $145.6 million, or $1.55 per diluted share, compared to $73.5 million, or $.75 per diluted share, which reflected the TCJA-related charge.
Backlog and Net Orders (comparisons on a year-over-year basis)

•	Net orders for the quarter grew 24% to 3,325, with net order value increasing 25% to $1.28 billion.

◦	Both net orders and net order value rose in each of the Company’s four regions.

◦	Company-wide, net orders per community averaged 4.3 per month, compared to 4.1 per month.

•	The cancellation rate as a percentage of gross orders for the 2019 third quarter improved to 20% from 26%.

•	The Company’s ending backlog rose 14% to 6,230 homes. Ending backlog value grew to $2.30 billion, up 13% from $2.04 billion, with increases in all regions.

•
Average community count for the quarter increased 18% to 255, while ending community count grew 13% to 254. The improvement in average community count reflected growth in each of the Company’s four regions.

Balance Sheet as of August 31, 2019 (comparisons to November 30, 2018)

•
The Company had total liquidity of $610.8 million, including cash and cash equivalents of $183.8 million and available capacity under its unsecured revolving credit facility of $427.0 million, with $50.0 million of cash borrowings outstanding.

◦
The Company used cash from earnings and certain other operating items of $237.4 million, together with cash on hand, primarily to fund an increase in inventories of $389.5 million and repay all $230.0 million in aggregate principal amount of its 1.375% convertible senior notes at their maturity. As a result, the Company’s cash and cash equivalents decreased by $390.6 million.

•	Inventories totaled $3.92 billion, up 9%.

◦	Investments in land acquisition and development totaled $1.22 billion for the nine months ended August 31, 2019, and lots owned or controlled increased to 56,379.

•	Notes payable decreased by $200.1 million to $1.86 billion, primarily reflecting the above-mentioned repayment of convertible senior notes.

◦	The Company’s debt to capital ratio of 45.1% improved 460 basis points from November 30, 2018 and 550 basis points from August 31, 2018. The Company’s net debt to capital ratio was 42.6%.

◦	In July 2019, Moody’s Investor Service upgraded the Company’s corporate credit rating to Ba3 from B1 and changed the rating outlook to stable from positive.

•	Stockholders’ equity increased to $2.26 billion from $2.09 billion.

◦	Book value per share grew by $1.58 to $25.59.

◦
In July 2019, the Company’s Board of Directors approved an increase in the Company’s quarterly cash dividend on its common stock, more than tripling it to $.09 per share. During the 2019 third quarter, the Company’s board of directors declared, and the Company paid, a cash dividend at the new rate.

Earnings Conference Call
The conference call to discuss the Company’s 2019 third quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home (NYSE: KBH) is one of the largest and most recognized homebuilders in the United States and has been building quality homes for over 60 years. Today, KB Home operates in 38 markets across eight states, serving a wide array of buyer groups. What sets us apart is giving our customers the ability to personalize their homes from homesites and floor plans to cabinets and countertops, at a price that fits their needs. And as the first builder ever to make every home we build ENERGY STAR® certified, KB Home is able to not only design thoughtful living spaces but ones that lower the cost of homeownership. We also work with our customers every step of the way, building strong personal relationships so they have a real partner in the homebuying process and the experience is as simple and easy as possible.  Learn more about how we build homes built on relationships by visiting kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any share repurchases pursuant to our board of directors’ authorization; material and trade costs and availability; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to that failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the TCJA, the Dodd-Frank Act, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect to the TCJA; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; the adoption of new or amended financial accounting standards, including revenue recognition (ASC 606) and lease accounting standards, and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely develop acquired land parcels and open new home communities; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our Returns-Focused Growth Plan and achieve the associated revenue, margin, profitability, cash flow, community reactivation, land sales, business growth, asset efficiency, return on invested capital, return on equity, debt to capital ratio and other financial and operational targets and objectives; income tax expense volatility related to stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC, our mortgage banking joint venture with Stearns Ventures, LLC; the process and outcome of the voluntary bankruptcy filing involving Stearns Ventures, LLC; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

# # #
(Tables Follow)
# # #

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Nine Months Ended August 31, 2019 and 2018
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2019	2018	2019	2018
Total revenues	$1,160,786	$1,225,347	$2,994,072	$3,198,393
Homebuilding:
Revenues	$1,156,855	$1,221,875	$2,984,314	$3,189,753
Costs and expenses	(1,071,380)	(1,116,262)	(2,815,401)	(2,965,939)
Operating income	85,475	105,613	168,913	223,814
Interest income	201	458	1,745	2,739
Equity in income (loss) of unconsolidated joint ventures	(384)	3,493	(1,159)	2,326
Homebuilding pretax income	85,292	109,564	169,499	228,879
Financial services:
Revenues	3,931	3,472	9,758	8,640
Expenses	(1,003)	(945)	(3,067)	(2,855)
Equity in income of unconsolidated joint ventures	3,716	2,585	7,018	4,365
Financial services pretax income	6,644	5,112	13,709	10,150
Total pretax income	91,936	114,676	183,208	239,029
Income tax expense	(23,800)	(27,200)	(37,600)	(165,500)
Net income	$68,136	$87,476	$145,608	$73,529
Earnings per share:
Basic	$.77	$.99	$1.65	$.83
Diluted	$.73	$.87	$1.55	$.75
Weighted average shares outstanding:
Basic	88,262	87,951	87,630	87,565
Diluted	92,842	101,072	94,032	101,213

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	August 31, 2019	November 30, 2018
Assets
Homebuilding:
Cash and cash equivalents	$183,794	$574,359
Receivables	291,492	292,830
Inventories	3,919,076	3,582,839
Investments in unconsolidated joint ventures	57,168	61,960
Property and equipment, net	64,119	24,283
Deferred tax assets, net	402,095	441,820
Other assets	85,515	83,100
	5,003,259	5,061,191
Financial services	31,911	12,380
Total assets	$5,035,170	$5,073,571

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$281,855	$258,045
Accrued expenses and other liabilities	629,168	666,268
Notes payable	1,860,135	2,060,263
	2,771,158	2,984,576
Financial services	1,783	1,495
Stockholders’ equity	2,262,229	2,087,500
Total liabilities and stockholders’ equity	$5,035,170	$5,073,571

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Nine Months Ended August 31, 2019 and 2018
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2019	2018	2019	2018
Homebuilding revenues:
Housing	$1,152,618	$1,219,620	$2,968,588	$3,177,928
Land	4,237	2,255	15,726	11,825
Total	$1,156,855	$1,221,875	$2,984,314	$3,189,753

Homebuilding costs and expenses:
Construction and land costs
Housing	$939,538	$999,499	$2,443,937	$2,631,634
Land	4,216	2,010	14,416	10,597
Subtotal	943,754	1,001,509	2,458,353	2,642,231
Selling, general and administrative expenses	127,626	114,753	357,048	323,708
Total	$1,071,380	$1,116,262	$2,815,401	$2,965,939

Interest expense:
Interest incurred	$36,024	$35,228	$107,356	$115,096
Interest capitalized	(36,024)	(35,228)	(107,356)	(115,096)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$38,558	$53,288	$106,859	$148,071
Depreciation and amortization	7,948	2,183	23,325	6,559

Average selling price:
West Coast	$588,800	$693,200	$588,700	$675,200
Southwest	318,400	308,300	323,700	306,800
Central	297,000	301,000	290,200	300,400
Southeast	294,000	283,300	296,400	280,800
Total	$381,400	$408,200	$373,800	$400,800

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Nine Months Ended August 31, 2019 and 2018 (Dollars in Thousands - Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2019	2018	2019	2018
Homes delivered:
West Coast	838	825	2,015	2,155
Southwest	566	636	1,615	1,724
Central	1,098	1,082	2,989	2,911
Southeast	520	445	1,323	1,138
Total	3,022	2,988	7,942	7,928

Net orders:
West Coast	957	724	2,797	2,500
Southwest	706	505	2,007	1,715
Central	1,132	986	3,556	3,329
Southeast	530	470	1,704	1,457
Total	3,325	2,685	10,064	9,001

Net order value:
West Coast	$570,531	$424,956	$1,655,423	$1,620,241
Southwest	219,930	167,247	632,498	544,448
Central	331,635	280,088	1,054,203	960,688
Southeast	154,146	145,787	488,893	427,763
Total	$1,276,242	$1,018,078	$3,831,017	$3,553,140

	August 31, 2019		August 31, 2018
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,497	$883,765	1,227	$771,264
Southwest	1,318	412,391	1,079	343,093
Central	2,281	674,614	2,200	627,916
Southeast	1,134	326,027	978	293,070
Total	6,230	$2,296,797	5,484	$2,035,343

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share, adjusted effective tax rate and ratio of net debt to capital, none of which are calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because they are not calculated in accordance with GAAP, these non-GAAP financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended August 31,		Nine Months Ended August 31,
	2019	2018	2019	2018
Housing revenues	$1,152,618	$1,219,620	$2,968,588	$3,177,928
Housing construction and land costs	(939,538)	(999,499)	(2,443,937)	(2,631,634)
Housing gross profits	213,080	220,121	524,651	546,294
Add: Inventory-related charges (a)	5,251	8,414	13,143	19,925
Housing gross profits excluding inventory-related charges	218,331	228,535	537,794	566,219
Add: Amortization of previously capitalized interest (b)	38,558	53,016	106,260	143,733
Adjusted housing gross profits	$256,889	$281,551	$644,054	$709,952
Housing gross profit margin	18.5%	18.0%	17.7%	17.2%
Housing gross profit margin excluding inventory-related charges	18.9%	18.7%	18.1%	17.8%
Adjusted housing gross profit margin	22.3%	23.1%	21.7%	22.3%

(a)	Represents inventory impairment and land option contract abandonment charges associated with housing operations.

(b)	Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.
Adjusted Income Tax Expense, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Effective Tax Rate
The following table reconciles the Company’s income tax expense, net income, diluted earnings per share and effective tax rate calculated in accordance with GAAP to the non-GAAP financial measures of adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate, respectively:

	Nine Months Ended August 31,
	2019	2018
	As Reported	As Reported	TCJA Adjustment	As Adjusted
Total pretax income	$183,208	$239,029	$—	$239,029
Income tax expense (a)	(37,600)	(165,500)	111,200	(54,300)
Net income	$145,608	$73,529	$111,200	$184,729
Diluted earnings per share	$1.55	$.75		$1.84
Weighted average shares outstanding — diluted	94,032	101,213		101,213
Effective tax rate (a)	21%	69%		23%

(a)
For the nine months ended August 31, 2019, income tax expense and the related effective tax rate primarily reflected the favorable impacts of $4.3 million of federal energy tax credits the Company earned from building energy-efficient homes, a $3.3 million reversal of a deferred tax asset valuation allowance and $2.9 million of excess tax benefits related to stock-based compensation. For the nine months ended August 31, 2018, income tax expense and adjusted income tax expense, as well as the related effective tax rate and adjusted effective tax rate, included the favorable impacts of $7.2 million of federal energy tax credits the Company earned from building energy-efficient homes and $3.0 million of excess tax benefits related to stock-based compensation.

The Company’s adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate are non-GAAP financial measures, which the Company calculates by excluding a non-cash charge of $111.2 million recorded in the 2018 first quarter from its reported income tax expense, net income, diluted earnings per share and effective tax rate, respectively. This charge was primarily due to the Company’s accounting re-measurement of its deferred tax assets based on the reduction in the federal corporate income tax rate from 35% to 21%, effective January 1, 2018, under the TCJA. The most directly comparable GAAP financial measures are the Company’s income tax expense, net income, diluted earnings per share and effective tax rate. The Company believes these non-GAAP measures are meaningful to investors as they allow for an evaluation of the Company’s operating results without the impact of the TCJA-related charge.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	August 31, 2019	November 30, 2018
Notes payable	$1,860,135	$2,060,263
Stockholders’ equity	2,262,229	2,087,500
Total capital	$4,122,364	$4,147,763
Ratio of debt to capital	45.1%	49.7%

Notes payable	$1,860,135	$2,060,263
Less: Cash and cash equivalents	(183,794)	(574,359)
Net debt	1,676,341	1,485,904
Stockholders’ equity	2,262,229	2,087,500
Total capital	$3,938,570	$3,573,404
Ratio of net debt to capital	42.6%	41.6%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents, by capital (notes payable, net of homebuilding cash and cash equivalents, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.